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                                     Exhibit 4.2







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                   MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                        STANDARD & POOR'S PLATINUM PORTFOLIO,
                         SELECT STRATEGY STOCKS - JUNE 1998
                              REFERENCE TRUST AGREEMENT

                    This Reference Trust Agreement dated June 22, 1998 be-tween DEAN WITTER REYNOLDS INC., as Depositor, and The Chase Man-hattan Bank, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Sears Equity Investment Trust, Trust Indenture and Agreement" dated January 22, 1991, as amended on March 16, 1993, July 18, 1995 and December 30, 1997 (the "Basic Agreement"). Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                                  WITNESSETH THAT:


                    In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:



                                         I.


                       STANDARD TERMS AND CONDITIONS OF TRUST


                    Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorpo-rated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument ex-cept that the Basic Agreement is hereby amended in the following manner:

                    A. Article I, Section 1.01, paragraph (29) defining "Trustee" shall be amended as follows:

                         "'Trustee' shall mean The Chase Manhattan
                         Bank, or any successor trustee appointed as hereinafter provided."

                    B. Reference to United States Trust Company of New York in its capacity as Trustee is replaced by The Chase Manhattan Bank throughout the Basic Agreement.

                    C. Article III, Section 3.01 shall be amended to add ", license fees of Standard & Poor's Corporation" immediately prior to the words "and other out-of-

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                         pocket organizational expenses" in the first
                         sentence of such section.

                    D. Article VI, Section 6.05, shall be amended to delete the clause beginning "if the Depositor" and ending with, in the same sentence, "the Unit Holders" and insert in place thereof "upon the determination of the Depositor to remove the Trustee for any reason, either with or without cause, including but not limited to a determination by the Depositor that the Trustee has materially failed to perform its duties under this Indenture and the interest of Unit Holders has been substantially impaired as a result."

                    E. The Distribution Agency Agreement is amended to be applicable to the Dean Witter Select Equity Trust, Standard & Poor's Platinum Portfolio, Select Strategy Stocks Series.

                    F. Reference to "Dean Witter Select Equity Trust" is replaced by "Morgan Stanley Dean Witter Select Eq uity Trust".



                                         II.


                        SPECIAL TERMS AND CONDITIONS OF TRUST


                    The following special terms and conditions are hereby agreed to:

                    A. The Trust is denominated Morgan Stanley Dean Witter Select Equity Trust, Standard & Poor's Platinum Portfolio, Select Strategy Stocks - June 1998 (the "Trust").

                    B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

                    C.   The term, "Depositor" shall mean Dean Witter
                         Reynolds Inc.

                    D. The aggregate number of Units referred to in Sections 2.03 and 9.01 of the Basic Agreement is 25,000 for the Trust.

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                    E.   A Unit is hereby declared initially equal to
                         1/25,000th for the Trust.

                    F. The term "In-Kind Distribution Date" shall mean September 3, 1999.

                    G. The term "Record Dates" shall mean December 1, 1998 and September 24, 1999 and such other date as the Depositor may direct.

                    H. The term "Distribution Dates" shall mean December 15, 1998 and on or about October 1, 1999 and such other date as the Depositor may direct.

                    I.   The term "Termination Date" shall mean September 24,
                         1999.

                    J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

                    K.   The Trustee's annual fee as defined in
                         Section 6.04 of the Indenture shall be $.95 per 100 Units if the greatest number of Units outstanding during the period is 10,000,000 or more; $1.01 per 100 Units if the greatest number of Units outstanding during the period is between 5,000,000 and 9,999,999; and $1.07 per 100 Units if the greatest number of Units outstanding during the period is 4,999,999 or less.

                    L.   For a Unit Holder to receive "in_kind"
                         distribution during the life of the Trust other than in connection with a rollover, such Unit Holder must tender at least 25,000 Units for redemption. On the In-Kind Date there is no minimum amount of Units that a Unit Holder must tender in order to receive an "in-kind" distribution.

                    M. Paragraph (b)(ii) of Section 9.03 is amended to provide that the period during which the Trustee shall liquidate the Trust Securities shall not exceed 14 business days commencing on the first business day following the In-Kind Date.

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                    (Signatures and acknowledgments on separate pages)

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                    The Schedule of Portfolio Securities in the prospectus
          included in this Registration Statement is hereby incorporated by reference herein as Schedule A hereto.